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October 28, 1996


ImageMatrix Corporation
400 S. Colorado Blvd., Suite 500
Denver, CO  80222


Ladies and Gentlemen:

We have acted as counsel to ImageMatrix Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 387,500 shares of the Company's Common Stock, no par value per share ("Shares"), pursuant to the ImageMatrix Corporation 1996 Stock Option Plan (the "Plan"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of meetings of its Board of Directors.

Based upon the foregoing, we are of the opinion that, upon issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ Chrisman, Bynum & Johnson, P.C.
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CHRISMAN, BYNUM & JOHNSON, P.C.